Exhibit 10.6

September 12, 2007

VIA ELECTRONIC MAIL

Robert Staats
Chief Accounting Officer
VoIP, Inc.
151 So. Wymore Rd., Suite 3000
Altamonte Springs, Florida 32714
E-mail: ***@aol.com, ***@voiceone.com

Re:    Convertible notes held by Bristol Investment Fund, Ltd.

Dear Mr. Staats:

Reference is hereby made to the following notes (the “Notes”) issued by VoIP, Inc. (the “Company”) to Bristol Investment Fund, Ltd. (“Bristol”): (1) convertible note in the amount of $125,000, with an issue date of July 27, 2007 (but funded on April 17, 2007), and (2) convertible note in the amount of $75,000, with an issue date of June 19, 2007. The Notes are currently convertible into shares of the Company’s common stock at a per share price of $1.60 (the “Conversion Price”), which price is subject to anti-dilution adjustment on a full-ratchet basis for issuances below the Conversion Price.

In consideration of Bristol agreeing to forbear collection of payment on the Notes, the Company agrees to the following by signing this letter agreement (the “Letter Agreement”):

(i)
The Company will issue a new convertible note to Bristol in the amount of $400,000 (the “New Note”) in exchange for the Notes, which shall be due on the 1 year anniversary of the date of this Letter Agreement, and will deliver the originally executed New Note to Bristol within three (3) business days of the date of this Letter Agreement;

(ii)
The New Note will contain all of the same rights and privileges as the Notes, including but not limited to anti-dilution adjustment on a full-ratchet basis for dilutive issuances (such that the Conversion Price shall be adjusted downward upon any issuance of securities at a price lower than the Conversion Price occurring on the same day as or anytime after the date of this Letter Agreement); and

(iii)
The Company understands and acknowledges that shares of common stock issuable upon conversion of the New Note will be eligible for sale under Rule 144 (in accordance with the 1-year holding period under the current rule) as follows: (a) shares underlying $125,000 of the New Note will be eligible for sale under Rule 144 as of April 17, 2008; (b) shares underlying $75,000 of the New Note will be eligible for sale under Rule 144 as of June 19, 2008; and (c) shares underlying $200,000 of the New Note will be eligible for sale under Rule 144 as of the 1 year anniversary of the date of this Letter Agreement; PROVIDED FURTHER that the Company agrees to instruct its counsel to provide a legal opinion confirming the 144 eligibility of the shares underlying the New Note as set forth herein.

If the Company fails to comply with paragraph (iii) above, the Company shall be in default under the New Note and Bristol may immediately demand payment and pursue all available remedies.

10990 Wilshire Blvd., Suite 1410
Los Angeles, California 90024
Tel: (310) 696-0333 Fax: (310) 696-0334

Robert Staats
VoIP, Inc.
September 12, 2007
Page Two

Please sign below to indicate your acknowledgement and agreement to the terms outlined herein and return a signed copy of this Letter Agreement via electronic mail in PDF form to ***@bristolcompanies.net or via facsimile to ***, Esq. at ***.

Each party may sign identical counterparts of this Letter Agreement with the same effect as if the parties signed the same document. A copy of this Letter Agreement signed by a party and delivered by facsimile transmission or electronic transmission of a file in PDF format to the other party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such party.

The parties hereto have caused this Letter Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VOIP, INC.		BRISTOL INVESTMENT FUND, LTD.

By:	/s/ Robert Staats	By:	/s/ Paul Kessler
Name:	Robert Staats	Name:	Paul Kessler
Title:	Chief Accounting Officer	Title:	Director

10990 Wilshire Blvd., Suite 1410
Los Angeles, California 90024
Tel: (310) 696-0333 Fax: (310) 696-0334